EXHIBIT 99.1

FOR IMMEDIATE RELEASE
June 6, 2007

Contacts:

Media
Wendy Goldberg
Six Flags
212 652 9393

Investors
William R. Schmitt
ICR Inc.
203 682 8200
investors.sixflags.com; investors@sftp.com

                       SIX FLAGS PROVIDES BUSINESS UPDATE

New York, NY - June 6, 2007 -Six Flags, Inc. [NYSE: SIX] provided an update today on its business performance through the most recent weekend, which captures Memorial Day weekend and marks the beginning of its full-time operations.

The Company reported that for the year-to-date period through June 3, 2007, total revenues increased 5%, or approximately $12.0 million, compared to the same period last year. The total revenue growth was driven by guest spending per capita growth of 3% and increased sponsorship revenue of approximately $6.0 million. Total revenue per capita increased 5% to approximately $39.70. Attendance was flat through June 3rd, at 5.9 million, reflecting approximately 6% fewer park operating days.(1)

About the Company

Six Flags, Inc. is the world's largest regional theme park company. Founded in 1961, Six Flags celebrated its 45th Anniversary in 2006. Six Flags, Inc. is a publicly-traded corporation (NYSE: SIX - News) headquartered in New York City.

Forward-Looking Statements

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, Six Flags' success in implementing its new business strategy. Although Six Flags believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including factors impacting attendance, such as local conditions, events, disturbances and terrorist activities, risk of accidents occurring at Six Flags' parks, adverse weather conditions, general economic conditions (including consumer spending patterns), competition, pending, threatened or future legal proceedings and other factors could cause actual results to differ materially from Six Flags' expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the caption "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in Six Flags' Annual Report on Form 10-K for the year ended December 31, 2006, which is available free of charge on Six Flags' website http://www.sixflags.com.

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(1) All of the information provided is on a same park basis (i.e., excludes the
10 parks that were disposed of over the course of the last year).